UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.____)

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First Hartford Corporation
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(Name of Registrant as Specified In Its Charter)

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 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST HARTFORD CORPORATION

P.O. Box 1270

149 Colonial Road

Manchester, CT 06045-1270

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, DECEMBER 12, 2007

We will hold the 2007 annual meeting of shareholders (the “Annual Meeting”) of First Hartford Corporation, a Maine corporation (the “Company”), at the Holiday Inn – By the Bay, located at 88 Spring Street, Portland, Maine, on Wednesday, December 12, 2007 at 9:00 a.m. local time.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.               The election of three directors nominated to serve on the Company’s Board of Directors; and

2.               The conduct of other business if properly raised before the Annual Meeting or any adjournments thereof.

The Board of Directors of the Company believes that the election of the director nominees being submitted to the shareholders is in the best interests of the Company and its shareholders and urges you to vote “FOR ALL” of the director nominees.

The Board of Directors has fixed the close of business on November 5, 2007 as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.  Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy and return it to the Company.  You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company.

All shareholders are invited to attend the Annual Meeting.  To ensure your representation at the Annual Meeting, however, you are urged to mark, sign and return the enclosed proxy in the accompanying envelope, whether or not you expect to attend the Annual Meeting.  In the event that you attend the Annual Meeting, you may vote in person, even if you have returned a proxy, by revoking the proxy that you have submitted at any time before it is exercised and delivering a properly executed, later-dated proxy or a written revocation of your proxy to the Secretary of the Company at the Annual Meeting before proxies are voted.

Your vote is important.  To vote your shares, please sign, date and complete the enclosed proxy and promptly mail it to the Company in the enclosed return envelope.

November 12, 2007	By Order of the Board of Directors,
Neil H. Ellis
Chairman and President

PROXY STATEMENT

TO THE EXTENT THAT INFORMATION INCLUDED IN THIS PROXY STATEMENT CONFLICTS WITH INFORMATION INCLUDED IN PART III OF THE COMPANY’S FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2007, THE DISCLOSURES MADE IN THIS PROXY STATEMENT SUPERSEDE THE DISCLOSURES MADE IN PART III OF THE COMPANY’S FORM 10-K FOR SUCH YEAR.

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of First Hartford Corporation for use at the 2007 annual meeting of shareholders of First Hartford Corporation (the “Annual Meeting”) or any adjournments thereof.  This proxy statement, and the accompanying Notice of Annual Meeting and proxy card, are first being mailed to shareholders of record on or about November 12 , 2007.  References in this proxy statement to the “Company,” “First Hartford,” “we,” “us,” and “our” refer to First Hartford Corporation.

First Hartford is a Maine corporation founded in 1909.  First Hartford engages in the purchase, development, ownership, management and sale of real estate.

QUESTIONS AND ANSWERS

Questions and answers about these proxy materials and the Annual Meeting are as follows:

Question:	Where and when will the Annual Meeting be held?

Answer:

We will hold the Annual Meeting on Wednesday, December 12, 2007, at 9:00 a.m., local time, at the Holiday Inn – By the Bay, located at 88 Spring Street, Portland, Maine, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Question:	On what proposals am I being asked to vote?

Answer:	1. The election of three directors, Neil H. Ellis, Stuart I. Greenwald and David B. Harding, nominated to serve on the Company’s Board of Directors; and

2. The conduct of other business if properly raised before the Annual Meeting or any adjournments thereof.

Question:	How will my proxy be voted?

Answer:

Shares of our common stock represented by properly executed proxies received in time for the Annual Meeting, unless previously revoked, will be voted at the Annual Meeting as specified by the shareholders on the proxies.  If a proxy is returned without voting instructions on a particular matter, the shares represented will be voted “FOR ALL” of the director nominees in the case of director elections.

Question:	Once I send in my proxy, how do I revoke it and change my vote?

Answer:	If you give a proxy, you have the power to revoke it at any time before it is voted. You can do so in one of three ways:

•	First, you can send a written notice to our Secretary at the address given below stating that you would like to revoke your proxy.
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•	Second, you can complete a new proxy card and send it to our Secretary at the address given below stating that you would like to revoke your earlier proxy.

•	Third, you can attend the Annual Meeting and, at any time prior to the exercise of your proxy, notify the Secretary that you are revoking it, and vote in person.

You should send any written notice or new proxy card to Stuart I. Greenwald, Secretary, First Hartford Corporation, P.O. Box 1270, 149 Colonial Road, Manchester, Connecticut 06045-1270.  You may request a new proxy card by calling Mr. Greenwald at (860) 646-6555.

Question:	Which shareholders will be entitled to receive notice of and vote at the Annual Meeting? What constitutes a quorum for purposes of conducting business at the Annual Meeting?

Answer:

Only shareholders of record at the close of business on November 5, 2007 will be entitled to receive notice of and vote at the Annual Meeting.  As of the record date, 3,045,767 shares of common stock of the Company were issued and outstanding.  Each share of Company common stock is entitled to one vote on each matter on which holders of Company common stock are entitled to vote.  A majority of the outstanding shares of Company common stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

Question:	Who will solicit proxies for the Annual Meeting and who will bear the cost of such solicitation?

Answer:

The Board of Directors may solicit proxies, the form of which is enclosed, for the Annual Meeting.  The cost of any solicitation will be borne by the Company.  Our officers, directors or regular employees may communicate with shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting proxies.  We and our authorized agents will request brokers or other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by these persons and will reimburse their reasonable out-of-pocket expenses in forwarding the material.

Question:	Will a copy of this year’s Annual Report be sent to me?
Answer:	Copies of our Annual Report on Form 10-K for the fiscal year ended April 30, 2007 are being delivered to shareholders together with this proxy statement.
Question:	Does the Company expect its independent registered public accountants to be present and available to answer questions at the Annual Meeting?
Answer:

Representatives of our auditors, Carlin, Charron & Rosen, LLP, are not expected to be present at our Annual Meeting and thus will not have an opportunity to make a statement there.  The Company feels that Carlin, Charron & Rosen, LLP’s presence is not required as they are expected to be available to respond to appropriate questions submitted in writing to Mr. Greenwald prior to or at the Annual Meeting.

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ITEM 1 - ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless such proxy specifies otherwise, to nominate and to vote the shares represented by such proxy “FOR ALL” of the director nominees listed below to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

The number of nominees was determined by the Board of Directors pursuant to the Company’s Bylaws.  The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before this year’s Annual Meeting.  If, for any reason, the nominees for director are unable or unavailable to serve or for good cause will not serve, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board or the size of the Board may be reduced.  The Board believes that the named nominees are available, and, if elected, will be able to serve.

Certain information regarding each nominee is set forth in the table and text below.  The number of shares, if any, beneficially owned by each nominee is listed below under “Security Ownership of Certain Beneficial Owners and Management.”

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth:  (i) the names and ages of the nominees for election to director; (ii) the other positions and offices presently held by such persons with the Company, if any; (iii) the period during which such persons have served on the Board of Directors of the Company, if any; (iv) the expiration of each director’s term as director; and (v) the principal occupations and employment of the persons.  Additional biographical information for each person follows the tables.  Each nominee has consented to being named in this proxy statement as a nominee for election as director and has agreed to serve if elected.

Nominees for Election at 2007 Annual Meeting

Name	Age	Position	Expiration of Term	Period of Board Service	Period of Service as Executive Officer
Neil H. Ellis	79	Chairman and President	2007	1966 - Present	1968 - Present
Stuart I. Greenwald	65	Treasurer and Secretary	2007	1980 - Present	1978 - Present
David B. Harding	63	Vice President	2007	1998 - Present	1992 - Present

Directors

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Neil H. Ellis has been President of First Hartford since 1968 and Chairman of First Hartford since 1966.  Mr. Ellis also serves as President and a director of Green Manor Corporation, a holding company owned by Mr. Ellis and his wife, and a Vice President of Journal Publishing Company, Inc., a corporation that publishes a newspaper in New England, which is owned by Green Manor Corporation.  Mr. Ellis also serves as director of the Gerald P. Murphy Cancer Foundation and trustee of the Jonathan G. Ellis Leukemia Foundation.  Mr. Ellis has been a member of the Board of Directors since 1966.

Stuart I. Greenwald has been Treasurer of First Hartford since 1978 and also holds the position of Secretary.  Mr. Greenwald has been a member of the Board of Directors since 1980.

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David B. Harding has been a Vice President of First Hartford since 1992.  Mr. Harding was the President of Richmond Realty, LLC, a real estate management company owned by Mr. Harding and his wife, from January 1996 to January 2003.  In the past, Richmond Realty managed certain properties of First Hartford, but is no longer in business.  Mr. Harding has been a member of the Board of Directors since 1998.

Recommendation and Vote Required

A director will be elected by the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting, whether in person or by proxy.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

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CORPORATE GOVERNANCE

Board Composition and Committee Memberships

The Board of Directors is composed of Neil H. Ellis, Stuart I. Greenwald and David B. Harding.  There are no standing committees of the Board of Directors; the Board of Directors in its entirety performs such functions as would otherwise be performed by an audit committee, compensation committee and nominating and corporate governance committee.

Director Independence

The Board of Directors has determined that none of the director nominees, each of whom currently serves on the Board, are either “independent” within the meaning of The NASDAQ Stock Market (“Nasdaq”) independence standards or for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Meetings of the Board of Directors

Our Board of Directors convened five times in the fiscal year ended April 30, 2007.  No director attended fewer than 100% of the meetings of the Board.  Directors are generally expected to attend our annual meetings of shareholders.  Mr. Harding was not available and did not attend last year’s annual meeting.

The Board of Directors does not have a standing audit, compensation or nominating and corporate governance committee, or committees performing similar functions.  The Board of Directors does not believe a standing nominating and corporate governance committee is necessary since the full Board of Directors currently participates in the consideration of director nominees.  The Board of Directors does not have a charter with respect to the duties it fulfills in its nominating capacity.  Messrs. Ellis, Greenwald and Harding are members of our management and Mr. Ellis has various business relationships with First Hartford described under “Certain Relationships and Related Transactions,” beginning on page 13.

Selection of Director Candidates

The Board of Directors will give consideration to director candidates recommended by shareholders in accordance with the procedures described under “Shareholder Proposals” on page 19.  When considering nominations for membership on the Board, whether submitted by shareholders or otherwise, the Board of Directors will seek to identify persons who have the highest capabilities, judgment and ethical standards and who have an understanding of our business.

Shareholder Communications with our Board of Directors

The Board of Directors has implemented a process by which shareholders may communicate with our Board of Directors.  Shareholders may communicate with any of our directors by writing to them c/o First Hartford Corporation, P.O. Box 1270, 149 Colonial Road, Manchester, Connecticut 06045-1270.

Audit Committee

The Company does not have a separately designated audit committee or an audit committee charter; accordingly, the entire Board of Directors performs the functions described in the audit committee report set forth below.  Mr. Ellis, Mr. Greenwald, and Mr. Harding are members of our management, and Mr. Ellis has various business relationships with First Hartford described under “Certain Relationships and Related Transactions,” beginning on page 13.  Thus, none of the members of the Board of Directors meet the criteria for independence established by Nasdaq or other self-regulatory organizations.

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The Board has not determined whether any member of the Board of Directors qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.  The Company does not otherwise meet the eligibility requirements for listing on Nasdaq or with such other self-regulatory organizations.

Audit Committee Report

The Board of Directors has:

(a)	reviewed and discussed our audited financial statements;

(b)	discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

(c)

received the written disclosures and the letter from our auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our auditors with our independent auditors.

Based on the review and discussions described above, the Board of Directors approved the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2007.

The Board of Directors

Neil H. Ellis (Chairman)

Stuart I. Greenwald

David B. Harding

Compensation Committee

The Company does not have a separately designated compensation committee or a compensation committee charter because it feels that, in a company of its size, it is most appropriate for the full Board to serve this function.  Each member of the Board was a named executive officer of the Company during the 2007 fiscal year ended April 30, 2007.  From time to time the Board has engaged a compensation consultant to advise it with regard to compensation matters.  No compensation consultant was engaged by the Board in connection with compensation matters for the 2007 fiscal year ended April 30, 2007.

Compensation Committee Interlocks and Insider Participation

Because the Company has no compensation committee, the entire Board of Directors performs the functions that would otherwise be performed by a compensation committee.  The members of the Board are Messrs. Ellis, Greenwald and Harding, each of whom was during the fiscal year ended April 30, 2007 an officer of the Company.  During such fiscal year, each of Mr. Ellis (who served as our Chairman and President), Mr. Greenwald (who served as our Treasurer and Secretary) and Mr. Harding (who served as our Vice President) each participated in the Company's deliberations regarding executive compensation.  Mr. Ellis is the President and a director of Green Manor Corporation and has various business relationships with First Hartford described under “Certain Relationships and Related Transactions.”

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Principal Accountant Fees and Services

Set forth below is a summary of the fees paid for the 2006 and 2005 fiscal years ended April 30, 2007 and 2006, respectively, to First Hartford’s principal accounting firm, Carlin, Charron & Rosen, LLP (“CCR”):

Type of Service	2006	2005
Audit Fees (1)	$115,000	$80,000
Audit-Related Fees (2)	24,190	22,617
Tax Fees (3)	-0-	-0-
All Other Fees (4)	-0-	6,895
Total	$139,190	$109,512

(1)

Comprised of the audit of the Company's annual financial statements and reviews of the Company's quarterly financial statements, as well as consents to Securities and Exchange Commission (“SEC”) filings.

(2)

Comprised of fees associated with consulting on financial reporting issues.  Includes an aggregate of $22,100 and $18,000 in audit fees paid to CCR for audits of unconsolidated subsidiaries of the Company for the fiscal years ended April 30, 2007 and 2006.  Also includes $2,190 and $4,617 in accounting research fees paid to CCR for the fiscal years ended April 30, 2007 and 2006.

(3)	Comprised of services for tax advice.
(4)	“All Other Fees” includes $6,895 paid to CCR for 2005 for assistance provided to the Company by CCR in connection with the Company’s response to SEC comment letters.

Audit Committee Pre-Approval Procedures

Because the Company has no separately designated audit committee, the functions of an audit committee are performed by the entire Board of Directors.  The Board has not adopted a formal policy, but follows a standard practice, concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The practice requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Board of Directors.  The Company’s independent registered public accounting firm submits an engagement letter to the Board outlining the services it proposes to perform, and the letter is signed and agreed to by Messrs. Ellis and Greenwald.  At subsequent Board of Directors meetings, the Board of Directors may receive updates on services being provided by the independent registered public accounting firm.  Since the May 6, 2003 effective date of the SEC rule applicable to services being provided by the independent accountants, each new engagement of the Company’s independent registered public accounting firm was approved in advance by the Board of Directors.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material factors and elements underlying the compensation structure for the Company’s named executive officers for the 2007 fiscal year ended April 30, 2007.

Overview

               Our business is managed by a small number of key executive officers, each of whom is also a named executive officer of the Company.  Messrs. Ellis, Greenwald and Harding, the Company’s named executive officers, comprise the entire Board of Directors.  There are no standing committees of the Board of Directors and the Board of Directors in its entirety performs such functions as would otherwise be performed by a compensation committee.

                Our Chairman and President, Mr. Ellis, leads the Company’s executive management team and also controls over 40% of the Company’s common stock. Due to his position and his substantial ownership in the Company, Mr. Ellis has significant control over corporate decisions, including the compensation of the named executive officers and other Company employees.

Compensation Program Objectives and Design

                The overall objective of the Company’s compensation program, including the compensation program for its named executive officers, is to attract and retain the most experienced and capable executives for the lowest compensation cost.  In reviewing compensation of competitors, we take into consideration the fact that the cost of living in the location of our main office is lower than in more cosmopolitan locations in the United States.

                We have designed our compensation program to reward our named executive officers for the longevity of their tenure with the Company and for their consistent loyalty to the Company, which has suffered through a prolonged period of economic difficulties.  Each of our named executive officers has served the Company as a director and as an executive officer for a significant period of time.  Mr. Ellis has over 40 years of service with the Company, Mr. Greenwald has almost 30 years of service with the Company and Mr. Harding has approximately 15 years of service with the Company.  This experience, individually and collectively, has provided our executive management team with technical expertise and broad knowledge of the real estate industry in which the Company operates.  In addition, each of our named executive officers has demonstrated his on-going commitment to the Company’s success by continuing to lead and manage our business during financial downturns and other business difficulties.  We believe that the Company’s success depends heavily on the named executive officers and that the loss of one of these employees could materially affect our financial performance and prospects.

Compensation Program Structure and Elements

Compensation Program Structure in the 2007 Fiscal Year Ended April 30, 2007.

                In the 2007 fiscal year ended April 30, 2007, each named executive officer’s compensation was primarily comprised of base salary.  The Company also provided its named executive officers with certain benefits and perquisites described below, many of which are also generally available to all of the Company’s employees. This straightforward compensation structure fit into the Company’s overall compensation objective because it afforded us control over the expense incurred by the Company in connection with the compensation of its named executive officers and allowed us to limit compensation to levels that we believe are comparable to those offered in the local marketplace.

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Base Salary.

                The Company uses base salary to compensate each named executive officer for the continued competent performance of his designated responsibilities throughout the fiscal year.  Increases in each named executive officer’s base salary are determined during each fiscal year, including the 2007 fiscal year ended April 30, 2007, by Mr. Ellis, with the assistance of the other members of the Board of Directors.  In making the determination to increase the base salary of each named executive officer for the 2007 fiscal year ended April 30, 2007, Mr. Ellis and the other members of the Board of Directors considered several factors, including: (i) each named executive officer’s role and responsibilities, experience, tenure, expertise and individual performance; (ii) the Company’s performance; (iii) the fact that no cash-based or equity-based compensation would be awarded in the 2007 fiscal year; (iv) the results of an informal survey conducted by the Company (without the assistance of a compensation consultant) that looked at salaries paid by other companies in the local marketplace to executives in comparable positions; (v) increases in cost of living expenses; and (vi) the overall financial position of the Company. The base salary received by each named executive officer for his services during the 2007 fiscal year ended April 30, 2007 is included in the “Salary” column of the Summary Compensation Table below.

Benefits and Perquisites.

Medical

                All Company employees working over 30 hours a week, including the named executive officers, are entitled to Company paid medical insurance.  Mr. Ellis has opted out of the Company plan and is covered by Medicare.

Disability

                All Company employees, including the named executive officers, are covered up to 60% of wages up to $6,000 monthly.

                Management Employees, as defined by the Company, and including the named executive officers, will be paid for all sick time up to three months unless extended by the Board of Directors. In the event that it is extended beyond six months, the Company will pay the difference between full pay and long term disability.

Life Insurance

                Each Company employee, including the named executive officers, is eligible to receive life insurance that will provide a one time lump sum payment equal to two times the annual salary of the employee until such employee reaches the age of 70. After attaining the age of 70, the amount of life insurance proceeds each employee is entitled to a one time lump sum payment equal to one times such employee’s annual salary.

IRA

                Each Company employee, including its named executive officers, may participate in the First Hartford IRA, a tax-qualified defined contribution plan, pursuant to which the Company will match up to 3% of each employee’s annual salary and any amounts awarded by the Company as a bonus that year.  Mr. Ellis has never participated in this plan.  Company matching contributions for the 2007 fiscal year ended April 30, 2007 are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Automobiles

                To assist management of the Company in carrying out its responsibilities and to improve job performance, the Company provides each of the named executive officers with an automobile. The Company cannot specifically or precisely ascertain the amount of personal benefit, if any, derived by the named officers from such automobiles. However, after reasonable inquiry, the Company has concluded that the amount of any such personal benefit is immaterial and does not in any event exceed $10,000 to any named executive officer. No provision has therefore been made for any such benefit.

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Compensation Program Elements in Fiscal Years Prior to the 2007 Fiscal Year Ended April 30, 2007.

Cash-Based Bonus Awards.

                In certain fiscal years prior to the 2007 fiscal year ended April 30, 2007, the Company’s compensation structure for named executive officers has included cash-based bonus awards, which were generally determined at the close of the fiscal year.  In these past years, the Company occasionally used cash-based bonus awards to compensate the named executive officers for their services to the Company.  Although the Company did not (and does not) traditionally conduct formal compensation benchmark studies in connection with the compensation provided to its named executive officers, the Company did engage a compensation consultant in the 2005 fiscal year ended April 30, 2005 to conduct a compensation study covering the years 1996 – 2005.  This compensation study was used by the Company to determine a one-time bonus awarded to each of the named executive officers as compensation for the 2006 fiscal year ended April 30, 2006. These bonuses were given to make up for reductions in pay earned from 1990 – 1996 when officer salaries were cut to $50,000 - $60,000.  The Company did not use this compensation study in making its compensation decisions for the 2007 fiscal year ended April 30, 2007.

Equity-Based Bonus Awards.

                No options have been granted under the Company’s Employee Stock Option Plan (the “Plan”) since February 2004, when each of Messrs. Greenwald and Harding (and three other officers of the Company) were granted 50,000 incentive stock options under the Plan, all of which became fully vested and exercisable in February 2006.  The options granted in February 2004 include a “put option” of $2.40 per share and the Company could be required to purchase exercised shares from the named executive officer at such price.  The put option expires five years after the date that the stock options became fully exercisable.  The options expire February 11, 2014. These options have never been repriced. The Company does not have a formal policy for issuing options; the options granted in 2004 were the only options issued in at least 25 years. Under the Plan, the Board of Directors (or an authorized committee thereof) may issue options at its discretion.  Options are to be granted at fair market value on the date of grant.

Due to the Company’s involvement in the legal proceedings discussed under the heading “Certain Legal Proceedings” on page 18 below, the Company determined not to award any cash-based bonuses or stock options in the 2007 fiscal year ended April 30, 2007.  However, the Company may grant either (or both) cash-based bonuses or stock options in future fiscal years as compensation to the named executive officers if the Company determines that such awards would be appropriate.

COMPENSATION COMMITTEE REPORT

The entire Board of Directors of the Company has reviewed and discussed with management the above Compensation Discussion and Analysis and, based on its review and discussions, the entire Board of Directors has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement.

The Board of Directors

Neil H. Ellis (Chairman)

Stuart I. Greenwald

David B. Harding

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SUMMARY COMPENSATION TABLE

FOR 2007 FISCAL YEAR ENDED APRIL 30, 2007

                The following table provides information concerning the compensation of the Company’s executive officers, included its Principal Executive Officer and Principal Financial Officer for the 2007 fiscal year ended April 30, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (	All Other Compensation ($) (1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	g)	h)	(i)	(j)

Neil H. Ellis, Chairman and President (PEO)	2007	$241,384	$0	$0	$0	$0	$0	$0	$241,384

Stuart I. Greenwald, Treasurer and Secretary (PFO)	2007	144,208	0	0	0	0	0	8,827	153,035

David B. Harding, Vice President	2007	171,515	0	0	0	0	0	9,615	181,130

___________________

(1)                 Amounts disclosed in this column represent Company matching contributions under the Simple IRA maintained by the Company.

GRANT OF PLAN-BASED AWARDS DURING THE 2007 FISCAL YEAR ENDED APRIL 30, 2007

None of the Company’s named executive officers received a grant of plan-based compensation during the 2007 fiscal year ended April 30, 2007.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

FOR THE 2007 FISCAL YEAR ENDED APRIL 30, 2007

The following table provides information concerning the current holdings of outstanding equity awards for each of the Company’s named executive officers as of the end of the 2007 fiscal year ended April 30, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Neil H. Ellis	--	--	--	--	--	--	--	--	--

Stuart I. Greenwald	50,000 (1)	--	--	$1.10	2/11/2014	--	--	--	--

David B. Harding	50,000 (1)	--	--	$1.10	2/11/2014	--	--	--	--

___________________

(1)           Represents incentive stock options, which were granted to Mr. Greenwald and Mr. Harding on February 11, 2004. The options became exercisable on February 11, 2006. The options include a “put option” of $2.40 per share under which the Company could be required to purchase exercised shares from the named executive officer.  The put option expires five years after the date that the stock options became fully exercisable.

OPTION EXERCISES AND STOCK VESTED

FOR THE 2007 FISCAL YEAR ENDED APRIL 30, 2007

No outstanding stock option awards were exercised by the Company’s named executive officers during the 2007 fiscal year ended April 30, 2007.  None of the Company’s named executive officers has any other outstanding unvested stock award.

PENSION BENEFITS FOR THE 2007 FISCAL YEAR ENDED APRIL 30, 2007

The Company previously maintained a defined benefit pension plan. The pension plan was frozen in January 1986 and was taken over by the Pension Benefit Guaranty Corporation (“PBGC”) in January 1994.  In January 1997, the Company came to settlement terms with the PBGC and the Department of Labor concerning the pension plan.  Pursuant to the settlement, the Company gave the PBGC a 10-year note of approximately $670,000 (6% interest payable quarterly), which was guaranteed by a bond of an insurance company.  Mr. Ellis waived any and all benefits under the pension plan in the settlement with the PBGC and personally guaranteed the bond.  Subsequent to April 30, 2005, the Company paid its note to the PBGC.  Since September 1, 2007, Mr. Greenwald is entitled to and has received monthly payments from PBGC of $550 under the pension plan. Mr. Harding did not participate in the Company’s former pension plan.

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NONQUALIFIED DEFERRED COMPENSATION

FOR THE 2007 FISCAL YEAR ENDED APRIL 30, 2007

The Company does not provide any of the named executive officers with the right to participate in a plan that provides for compensation deferral on a basis that is not tax-qualified.

Each employee of First Hartford may participate in the First Hartford IRA, a tax-qualified defined contribution plan, pursuant to which First Hartford will match up to 3% of each employee’s annual salary.  Mr. Ellis has never participated in this plan.  Company matching contributions for the 2007 fiscal year ended April 30, 2007 are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

                The Company does not have employment agreements with any of our named executive officers and does not maintain a severance policy or arrangement that provides for payments to any named executive officer in the event of a termination of employment or a change in control of the Company.  As a result, none of our named executive officers would have been entitled to any payments or other benefits if a termination or change in control event had occurred on the last business day of the Company’s fiscal year ended April 30, 2007.

DIRECTOR COMPENSATION

The Company’s Board of Directors is comprised of Neil H. Ellis, Stuart I. Greenwald, and David B. Harding, each of whom also is a named executive officer of the Company. No separate fees are paid to directors for membership on the Board of Directors, and in the 2007 fiscal year ended April 30, 2007, directors did not receive any compensation for their service in such capacity.  The compensation received by Messrs. Ellis, Greenwald, and Harding for their service as employees of the Company during the 2007 fiscal year ended April 30, 2007 is shown in the Summary Compensation Table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy and Procedure

                The Company has no written policies or procedures for the review, approval or ratification of related transactions.  Such transactions are informally discussed by senior management and entered into only upon the final approval of Mr. Ellis.

Transactions with Management and Others

Since the filing of First Hartford’s Petition for Reorganization in February of 1981, and owing to uncertainty as to the financial stability of First Hartford, lenders that we use to finance our purchase and development of real estate have required the personal guaranty of Mr. Ellis, our Chairman of the Board and President, on certain loans to First Hartford and its subsidiaries.  To meet this requirement, First Hartford's real estate development has followed a standard procedure.  Money is borrowed directly by a subsidiary of First Hartford, which develops the property.  Mr. Ellis guarantees the loan and in return receives a pledge of all the stock of the borrowing subsidiary until such time as the loan guaranty is released.

The following guarantees, made for the Company’s benefit by Mr. Ellis, our Chairman and President, were in place during the period from May 1, 2006 through November 5, 2007 (the “Relevant Period”).  Mr. Ellis has no interest in any of the parties to these transactions other than his ownership interest in the Company.

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  A guarantee of a $7,100,000 loan made in March 2007 to The Shoppes at Rio Grande Valley, LP (a wholly-owned subsidiary of the Company) (“Rio Grande”) by UBS Investment Bank, at an interest rate of 8.8070%, to fund the purchase of one of two parcels of land in Edinburg, Texas, upon which Rio Grande planned to build a new shopping center (the “Edinburg Shopping Center”).  Rio Grande repaid the loan to UBS on August 23, 2007 using a portion of the proceeds of its $53,200,000 construction loan listed directly below.  During the Relevant Period, Rio Grande paid interest in the amount of approximately $252,000.  The interest costs were capitalized.  This guarantee was secured by a pledge of 100% of the stock of Rio Grande.
  A guarantee of a $53,200,000 construction loan made on August 23, 2007 to Rio Grande by Protective Life Insurance Company, at an interest rate of 6.125%, to build the Edinburg Shopping Center.  Approximately $19,676,000 in principal was outstanding at November 5, 2007, including the $7,100,000 which was borrowed to pay down the UBS loan listed directly above.  During the Relevant Period, Rio Grande paid approximately $203,000 in interest.  The interest costs were capitalized.  This guarantee is secured by a pledge of 100% of the stock of Rio Grande.
  A guarantee of a $11,337,000 mortgage entered into by CP Associates, LLC and Citizen Bank, at an interest rate of 6.11%, on a property in Cranston, Rhode Island.  CP Associates is 50% owned by Brewery Parkade, Inc. (“Brewery Parkade”), which is a wholly-owned subsidiary of the Company.  Approximately $11,272,000 in principal was outstanding at November 5, 2007.  During the Relevant Period, CP Associates, LLC paid approximately $65,000 in principal and $1,113,000 in interest.  The interest was charged to operations.  Mr. Ellis has guaranteed the first 5% of the outstanding principal.  This guarantee is secured by a pledge of 100% of the stock of Brewery Parkade.
  A guarantee of a mortgage loan to the Company by Citizens Bank, at an interest rate of 7%, on our headquarters in Manchester, Connecticut.  The largest aggregate amount of principal outstanding during the Relevant Period was approximately $305,000.  Approximately $291,000 in principal was outstanding at November 5, 2007.  During the Relevant Period, the Company paid approximately $14,000 in principal and $33,000 in interest.
  A guarantee of a $2,000,000 revolving line of credit from Citizens Bank to First Hartford Realty Corporation, with a variable interest rate under 7%.  The largest aggregate amount of principal outstanding during the Relevant Period was $500,000, which the Company paid down on August 24, 2007.  Interest paid on that amount was approximately $8,000.  The entire line of credit was available for borrowing at November 5, 2007.

The Company expects its wholly-owned subsidiary, Triangle Center, LLC, to enter into a $4,700,000 construction loan with Citizens Bank in mid-November 2007 that will also require Mr. Ellis’ personal guarantee.

Mr. Ellis has provided limited guarantees of certain Company subsidiaries’ obligations under loan agreement provisions related to environmental and corporate malfeasance.  These guarantees do not cover any debt service payments.

  Limited guarantee related to the refinancing of a mortgage loan on April 28, 2005, in the amount of $36,000,000, to Cranston BVT Limited Liability Partnership, in which the Company has a 50% partnership interest.
  Limited guarantee related to the refinancing of a mortgage on June 7, 2005, in the amount of $20,500,000, to Dover Parkade, LLC, in which First Hartford has a 50% membership interest.
  Limited guarantee related to a $5,300,000 refinancing of a mortgage, in October 2004, for Plainfield Parkade, Inc., a wholly-owned subsidiary of the Company.
  Limited guarantee on borrowings by Putnam Parkade, Inc. of $5,600,000 in March 2005 and 1150 Union Street Corporation of $9,250,000 in November 2004, each of which entities is a wholly-owned subsidiary of the Company.
  Limited guarantee related to the $13,450,000 financing, in March 2005, of a shopping center in North Adams, Massachusetts owned by Main Street NA Parkade, LLC, a wholly-owned subsidiary of the Company.

Mr. Ellis has guaranteed the following letters of credit, which were issued as collateral for site improvements and completion bonds:

  $1,740,845 letter of credit issued by M&T Bank to the City of Edinburg on October 1, 2007 in relation to the work performed at the Edinburg Shopping Center.
  $1,409,818 letter of credit issued by M&T Bank to Massachusetts Housing Financing Agency on August 14, 2006 in relation to the rehabilitation of a low-income housing project in Rockland, Massachusetts.

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  $342,000 letter of credit issued by Citizens Bank to Massachusetts Housing Financing Agency on August 16, 2006 in relation to the rehabilitation of a low-income housing project in Rockland, Massachusetts.

On May 21, 2007, cancelled stock pledge agreements for the following Company subsidiaries were reinstated and/or ratified, as approved by the Board of Directors on April 9, 2007.  Each agreement pledges 100% of the stock of the relevant subsidiary to Mr. Ellis.

EH & N Construction Company

Parkade Center, Inc.

First Hartford Realty Corporation

FHRC Management Corp.

Plainfield Parkade, Inc.

Bangor Parkade, Inc.

1150 Union Street Corp.

DE150 Corp.

Brewery Parkade, Inc.

Tri-City Plaza, Inc.

First Hartford Rio Grande Valley, Inc.

Other Transactions

Parkade Center, Inc. (“Parkade Center”), a wholly-owned subsidiary of First Hartford Corporation, has a .0199% interest in Hartford Lubbock Parkade LP (the “Partnership”), which owns a shopping center in Lubbock, Texas (the “Lubbock Shopping Center”).  Lubbock Parkade Inc. (“Lubbock Parkade”), a wholly-owned subsidiary of Journal Publishing, Inc. (“Journal”), owns .9801% of the Partnership.  Journal is owned by Mr. Ellis and his wife.  First Hartford Realty Corporation, a wholly-owned subsidiary of the Company, manages the property and receives an annual management fee of 4% of the rental proceeds, taxes and common charges collected by the Partnership, which is the industry norm for a shopping center.

                For the period from May 1, 2006 through November 5, 2007, Parkade Center or First Hartford Realty Corporation was paid the following amounts:

Management fee (at 4%)	$81,609
Construction management (at 8% of cost)	$73,947
Leasing by First Hartford Realty Corporation (100% over cost)	$24,366
Administrative	$1,500

                For the fiscal year ended April 20, 2007, the Partnership distributed $16,988 to Parkade Center and $102,601 to Lubbock Parkade.

                In June 2007, the Partnership refinanced the mortgage on the Lubbock Shopping Center, and, between June 14 and July 2, 2007, distributed $69,852 to Parkade Center and $3,440,350 to Lubbock Parkade.  Also in June 2007, First Hartford Realty Corporation received a fee of 1% from the Partnership in the amount of $117,400 for placing a new $11,740,000 mortgage.

                Additionally, Mr. Ellis was repaid $150,483 on June 12, 2007 by the Partnership which had been due to him since 1994 when he mortgaged his home to lend money to the Partnership to satisfy a bank demand.

                On March 8, 2007, Mr. Ellis also borrowed personally $200,000, at an interest rate of 9.25%, from M & T Bank for the Partnership’s use in paying construction bills in anticipation of the June 2007 refinancing.  Through November 5, 2007, he paid, and was reimbursed, $1,845 in interest on this loan.  These funds were fully repaid by June 12, 2007.

                On August 14, 2007, Mr. Ellis advanced the Partnership $200,000 from his funds use in paying construction bills on the Lubbock Shopping Center.  This amount remains unpaid as of November 5, 2007.

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                Mr. and Mrs. Ellis also own a small residential property (40 apartment units) in Enfield, Connecticut that the Company now manages.  The Company was paid $24,366 in management fees over the period May 1, 2007 to November 5, 2007.

                Mr. Ellis is the trustee of the Jonathan George Ellis Leukemia Foundation.  For the period May 1, 2006 to November 5, 2007, First Hartford Realty Corporation contributed $50,000 to the foundation.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of Company common stock as of October 31, 2007 by each director nominee, by the Company’s named executive officers, by all directors and executive officers as a group, and by any individual or group owning more than 5% of Company common stock.  Except as set forth in the table below, the Company knows of no person or group that beneficially owns 5% or more of the Company common stock.  Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Stock (2)

Neil H. Ellis (3)	1,333,657 (4)	43.79%

Richard Kaplan 2345 Washington St. Newton, MA 02462	591,254 (5)	19.41%

John Filippelli 85 Pawling Lake Pawling, NY 12564	253,439 (6)	8.32%

Joel Lehrer P.O. Box 825 Keyport, NJ 07735	184,137 (7)	6.05%

David Kaplan 257 East Center St. Manchester, CT 06040	501,686 (5)	16.47%

Stuart I. Greenwald (3)	50,000	1.64%

David B. Harding (3)	50,000	1.64%

All directors and executive officers as a group (3 persons)	1,433,657 (8)	47.07%

____________________

*              Less than 1%

(1)    The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial interest” set forth in SEC regulations and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as the individual, as well as other securities as to which the individual has or shares voting or investment power.  Beneficial ownership may be disclaimed as to some of the shares.  A person is also deemed to beneficially own shares of Company common stock which such person does not own but has a right to acquire presently or within sixty days after November 5, 2007.

(2)     Percent of class calculation includes options exercisable for an aggregate of 250,000 shares of Company common stock.

(3)    All correspondence to Messrs. Ellis, Greenwald and Harding is sent care of the Company to its principal executive office at P.O. Box 1270, 149 Colonial Road, Manchester, Connecticut 06045-1270.

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(4)     Includes:  416,483 shares of Company common stock owned by Green Manor Corporation, a corporation that is wholly owned by Mr. and Mrs. Ellis; 17,693 shares of Company common stock owned beneficially and of record by Mr. Ellis’ wife; and 53,412 shares of Company common stock held as Trustee of a Trust for Mr. Ellis’ daughters with respect to which Mr. Ellis disclaims beneficial ownership.  Excludes 14,250 shares of Company common stock held as Trustee for the Jonathan G. Ellis Leukemia Foundation (a charitable foundation).

(5)     Based on a Schedule 13D/A jointly filed by Richard Kaplan and David Kaplan with the SEC on September 26, 2005.  Includes 445,535 shares of Company common stock over which both Richard Kaplan and David Kaplan share dispositive power.

(6)     Based on a Schedule 13G/A jointly filed by John Filippelli and Barbara K. Filippelli with the SEC on February 1, 2007.  Includes 85,768 shares of Company common stock over which Mr. Filippelli and Ms. Filippelli share dispositive power.

(7)      Based on a Schedule 13G filed by Joel Lehrer with the SEC on February 5, 2007.

(8)      Includes options to purchase 50,000 shares of Company common stock held by each of Messrs. Greenwald and Harding, all of which are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Exchange Act requires First Hartford’s directors and executive officers, and persons who own more than 10% of a registered class of First Hartford’s equity securities, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of First Hartford’s equity securities on Forms 4 or 5.  The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish First Hartford with copies of all reports filed with the Commission pursuant to Section 16(a) of the Exchange Act require those persons to furnish First Hartford with copies of all reports filed with the Commission pursuant to Section 16(a).  Based solely upon written representations of First Hartford’s directors and executive officers that no forms were required to be filed, First Hartford believes that during the fiscal year ended April 30, 2007, all directors, executive officers and 10% of shareholders of First Hartford have filed with the Commission on a timely basis all reports to be filed under Section 16(a) of the Exchange Act.

CERTAIN LEGAL PROCEEDINGS

Richard E. Kaplan, a shareholder of the Company, filed a civil action against the Company and Neil H. Ellis in the Unites States District Court for the District of Maine on September 15, 2005.  Kaplan v. First Hartford Corporation and Neil Ellis, No. 05-144-(DBH).  Mr. Kaplan is a nephew of Mr. Ellis.

Mr. Kaplan alleged that the Company, at the direction and control of Mr. Ellis, acted and continues to act in ways that are illegal, oppressive and fraudulent.  The core of the allegations appears to maintain that Mr. Kaplan has been oppressed because of alleged self-dealing and/or usurpation of Company opportunities by Mr. Ellis to his personal benefit.

The lawsuit seeks relief pursuant to Maine statutes 13-C M.R.S.A. Sections 1430, 1431 (3) and 1433 or alternatively 13-C M.R.S.A. Sections 1430 and 1434.  Mr. Kaplan seeks to have the Company dissolved or to have his stock purchased by the Company or Mr. Ellis at fair value.  Mr. Kaplan also sought to have a receiver appointed for the Company pending the outcome of the litigation.

An evidentiary hearing was held on November 6 and 7, 2006.  The Court issued Findings of Fact and Conclusions of Law (the “Findings”) on April 2, 2007 (Kaplan v. First Hartford Corp., 2007 U.S. Dist. LEXIS 24826).  The Court determined that Mr. Kaplan had been oppressed but found in favor of the Company and Mr. Ellis on all other claims.  In the Findings, the Court deferred awarding Mr. Kaplan any remedy pending further submissions from the parties.

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On November 7, 2007, the Court issued Findings of Fact and Conclusions of Law Part 2:  Remedy (“Part 2”).  In Part 2, the Court concluded that the Company must purchase Kaplan’s shares at their fair value as of September 15, 2005, the date on which Mr. Kaplan filed his suit.

The Court has established a schedule for discovery on valuation of Mr. Kaplan’s stock and the ability of the Company to purchase it with a hearing to be held in mid-May, 2008.

Until the remedy phase is concluded, the Company has been advised that the Findings and Part 2 do not constitute a final judgment from which an immediate appeal might be taken.  The Company will continue to explore its options including a possible appeal at the appropriate time.

SHAREHOLDER PROPOSALS

Shareholders who intend to present a proposal for action at next year’s Annual Meeting of Shareholders must notify our management of such intention by notice received at our principal executive offices not later than June 28, 2008, together with a copy of the proposal, for such proposal to be included in our proxy statement relating to such meeting.  Shareholders who wish to present a proposal at next year’s Annual Meeting of Shareholders, but do not wish to have the proposal included in the proxy statement for the meeting, must give notice of the proposal to the Secretary of First Hartford no later than September 11, 2008 in order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

If the Company changes the date of its 2008 annual meeting to a date more than 30 days from the date of the Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and send its proxy materials.  If the Company changes the date of its 2008 annual meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting.  However, in the event such other matters come before the Annual Meeting, the persons named on the white proxy card will have the discretion to vote on those matters using their best judgment.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors,

Neil H. Ellis

Chairman and President

A copy of the Annual Report to shareholders for the fiscal year ended April 30, 2007 accompanies this proxy statement.  The Annual Report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the 2007 fiscal year ended April 30, 2007 filed with the SEC.  The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, First Hartford Corporation, P.O. Box 1270, 149 Colonial Road, Manchester, Connecticut 06045-1270.

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